Exhibit 10.1

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

dated as of July 20, 2015

among

DOMTAR PAPER COMPANY, LLC,
as Borrower,

DOMTAR CORPORATION,

as Parent,

The Lenders from Time to Time Parties Hereto,

and

COBANK, ACB,

as Administrative Agent

COBANK, ACB

as Lead Arranger and Bookrunner

AMERICAN AGCREDIT, PCA,

as Syndication Agent

i

ii

SCHEDULES:

1.1A	Commitments
1.1B	Wholly-Owned Subsidiaries
4.3A	Governmental Approvals
4.3B	Material Indentures
4.15	Subsidiaries
4.18	Environmental Matters
7.2	Existing Liens
7.9	Transactions with Affiliates
10.6	Voting Participants

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D-1	Form of Legal Opinion of Debevoise & Plimpton LLP
D-2	Form of Legal Opinion of Richards, Layton & Finger, P.A.
E	Form of Guarantee Agreement
F	Form of US Tax Compliance Certificate

iii

TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of July 20, 2015, among DOMTAR PAPER COMPANY, LLC, a Delaware limited liability company (the “Borrower”), DOMTAR CORPORATION, a Delaware corporation (the “Parent”), the banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and COBANK, ACB, as Administrative Agent.

W I T N E S E T H:

WHEREAS, the Borrower has requested that the Lenders provide a term loan to the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1. Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum determined by the Administrative Agent on the first Business Day of each week or more frequently, in the sole discretion of the Administrative Agent, which shall be the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.  Any change in the ABR due to a change in the calculation thereof shall be effective at the opening of business on the first Business Day of each week or, if determined more frequently, at the opening of business on the first Business Day immediately following the date of such determination and without necessity of notice being provided to the Borrower or any other Person.  Notwithstanding the foregoing, if ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”: CoBank, as the administrative agent for the Lenders under this Agreement and the other Loan Documents and its respective successors appointed under Section 9.9.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent and the Administrative Agent.

“Agreement”: as defined in the preamble hereto.

“AML Legislation”: as defined in Section 10.19.

“Anti-Corruption Laws”: the United States Foreign Corrupt Practices Act of 1977, as amended; and other applicable anti-corruption legislation (such as the UK Bribery Act 2010, as amended) in other applicable jurisdictions.

“Applicable Margin”: (a) for ABR Loans, 0.875% per annum and (b) for Eurodollar Loans, 1.875% per annum.

“Assignee”: as defined in Section 10.6(c).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Assignor”: as defined in Section 10.6(c).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of any court of competent jurisdiction or from the enforcement of judgments or writs of attachment or execution on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Toronto, Montreal or Denver, Colorado are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.

“Canadian Benefit Plans”: all material employee benefit plans or arrangements subject to Canadian law or regulation maintained or contributed to by the Parent or any of its Subsidiaries that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Parent or any of its Subsidiaries participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Canadian Pension Plans”: all plans or arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by the Parent or any of its Subsidiaries for their employees or former employees.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the amount in respect thereof which at such time would in accordance with GAAP be included on such balance sheet.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued or unconditionally guaranteed by the United States, Canada, the United Kingdom, France, Germany, The Netherlands, Switzerland or any other member of the European Union, or any state, province or agency of any thereof, maturing within one year from the date of acquisition thereof, (b) commercial paper or other short term securities maturing no more than one year from the date of acquisition thereof and currently having a rating not lower than A-2 by S&P, P-2 by Moody’s or R-1 (low) from Dominion Bond Rating Service Inc. (“DBRS”), (c) certificates of deposit, term deposits or bankers’ acceptances, maturing no more than one year from the date of acquisition thereof, issued (i) by commercial banks incorporated under the laws of, or carrying on business in, the United States, Canada, the United Kingdom, France, Germany, The Netherlands, Switzerland or any other member of the European Union and having a senior unsecured rating not lower than A- by S&P, A3 by Moody’ or A (low) from DBRS or the equivalent thereof by a nationally recognized rating agency or (ii) by any of the Lenders or by parent banks of the Lenders or the respective branches of either, (d) repurchase obligations of any Lender or of any commercial bank, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, province, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated not lower A- by S&P or the equivalent rating by another nationally recognized rating agency, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank or an Affiliate thereof that is rated not lower A- by S&P or the equivalent rating by another nationally recognized rating agency, (g) other marketable securities with maturities of one year or less from the date of acquisition and at the time of acquisition having a rating not lower than A- by S&P, A3 by Moody’s or A (low) from DBRS or the equivalent thereof by a nationally recognized rating agency and (h) mutual funds that invest solely in one or more of the investments described in clauses (a) through (g) above.

“Change of Control”: (a) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the outstanding common stock of the Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any outstanding common stock of the Parent held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 40% of the voting power of the outstanding common stock of such parent entity); or (b) the first day on which a majority of the members of the board of directors of the Parent are not Continuing Directors; or (c) the Parent shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Capital Stock of the Borrower or any of its permitted successors or assigns in accordance with Section 7.3; or (d) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Material Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or (e) the Parent consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding common stock of the Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding common stock of the Parent outstanding immediately prior to such transaction is converted into or exchanged for outstanding common stock of the surviving or transferee Person constituting a majority of the outstanding shares of such outstanding common stock of such surviving or transferee person immediately after giving effect to such issuance; or (f) the adoption by the stockholders of the Parent of a plan or proposal for the liquidation or dissolution of the Parent.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

“CoBank”: CoBank, ACB, and its successors.

“CoBank Equities”: as defined in Section 10.20(a).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Parent within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated June 2015 and furnished to certain Lenders.

“Consolidated Assets”: with respect to any Person, the total of all assets appearing (in conformity with GAAP) on the consolidated balance sheet of such Person and its Subsidiaries.

“Consolidated Cash Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period.

“Consolidated Cash Interest Expense”: for any period for the Parent, Consolidated Interest Expense for such period, excluding any portion thereof not required to be paid in cash on a current basis.

“Consolidated EBITDA”: for any period, the sum of the following, calculated for the Parent and its Subsidiaries on a consolidated basis (excluding the proportionate consolidation of any Non-Recourse Joint Venture): (a) Consolidated Net Income for such period including, to the extent not so included in the determination of Consolidated Net Income, any cash dividends received from any Non-Recourse Joint Venture, plus (b) (i) all amounts treated as expenses for depreciation, interest and other financing expense (it being understood and agreed that acquisition related expenses may be amortized over a period of up to five years) and (ii) non-cash charges of any kind to the extent included in the determination of such Consolidated Net Income, plus (c) any loss (or minus any gain) associated with the sale of assets not in the ordinary course of business, to the extent included in the determination of Consolidated Net Income, plus (d) any non-cash provisions for reserves of discontinued or restructured operations, to the extent included in the determination of Consolidated Net Income, plus (e) all accrued taxes on or measured by income to the extent included in the determination of such Consolidated Net Income, plus (f) any non-cash Statement of Financial Accounting Standards No. 133 loss (or minus any income) related to hedging activities, to the extent included in the determination of Consolidated Net Income, plus (g) any non-cash compensation charge arising from any grant of stock, stock options, or other equity-based awards, to the extent included in the determination of Consolidated Net Income, plus (h) any cash or non-cash acquisition-related expenses that would have previously been capitalized under Statement of Financial Accounting Standards No. 141 - Business Combinations, provided, however, that (x) Consolidated Net Income shall be computed for these purposes without giving effect to unusual, extraordinary or specified cash gains or losses or non-recurring or specified non-cash items and (y) cash payments made in such period or in any future period in respect of such non-cash items or the non-cash provisions described in clauses (b) (ii) and (d) above shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period during which such cash payments are made, and provided, further, that there can be excluded from the determination of Consolidated EBITDA cash restructuring or rationalization charges, expenses or payments in an aggregate amount not to exceed $100,000,000 during the term of this Agreement.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Parent or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Parent and its Subsidiaries in excess of $25,000,000; and “Material  Disposition” means any Disposition of property or series of related Dispositions of property that (A) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a person and (B) yields gross proceeds to the Parent or any of its Subsidiaries in excess of $25,000,000.

“Consolidated Interest Expense”: for any period for the Parent, interest expense (whether cash or non-cash), net of short-term interest income, of the Parent and its Subsidiaries on a consolidated basis (excluding (a) the proportionate consolidation of any Non-Recourse Joint Venture and (b) non-interest financing expense such as prepayment premiums, fees and the like) for such period with respect to all outstanding Indebtedness of the Parent and its Subsidiaries (including in the calculation thereof (i) with respect to letters of credit and bankers’ acceptance financings, all commissions, discounts and other fees and charges related thereto and (ii) any net payments made or received (to the extent the accrual of the interest expense or income giving rise to such payment has not been allocated to a prior period), or to be made or to be received, by the Parent or any of its Subsidiaries under Hedge Agreements in respect of interest rates to the extent such net payments are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period of four fiscal quarters, the ratio of (a) the aggregate principal amount of all Indebtedness of the Parent and its Subsidiaries at such date (excluding the face amount of undrawn letters of credit and excluding Guarantee Obligations to the extent not due), determined on a consolidated basis in accordance with GAAP, calculated net of the amount of cash and Cash Equivalents in excess of $50,000,000, that, in each case, would (in conformity with GAAP) be set forth on a consolidated balance sheet of the Parent and its Subsidiaries for such date to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets”: with respect to any Person, the total of all assets appearing on the most recent consolidated balance sheet of such Person, less the sum of the following amounts appearing on such consolidated balance sheet:

(a) amounts, if any, at which goodwill, trademarks, trade names, copyrights, patents and other similar intangible assets (other than timber licenses) and unamortized stock or debt commission, discount, expense and premium shall appear as assets;

(b) all amounts at which investments in Persons which are not being consolidated shall appear on such consolidated balance sheet as assets;

(c) the amount of all liabilities appearing on such consolidated balance sheet as current liabilities; and

(d) any minority interest appearing on such consolidated balance sheet;

all as determined on a consolidated basis in accordance with GAAP as in effect from time to time.

“Continuing Directors”: the directors of the Parent elected as of the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least 51% of the Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party and by which it or any of its property is bound.

“Credit Party”: the Administrative Agent or any Lender.

“DDHI”: Domtar Delaware Holdings Inc., a Delaware corporation.

“DDHI FSHCo Condition”: DDHI has no Indebtedness or other material obligations payable to any Person other than a Global Group Member or a Governmental Authority.

“Default”: any of the events specified in Section 8, whether or not any requirement hereunder or, in the case of Sections 8(f) and (g), under any document governing any Material Indebtedness, for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event, unless, in the case of any Lender referred to in this clause (d), the Borrower and the Administrative Agent shall agree in writing that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder.

“Disposition”: with respect to any property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Parent that is not a Foreign Subsidiary, except that none of (a) any Subsidiary of Domtar Inc., a Canadian corporation, that is organized under the laws of any jurisdiction in the United States, (b) any Person organized under the laws of any jurisdiction in the United States that is owned, directly or indirectly, in whole or in part, by a “controlled foreign corporation” (within the meaning of Section 957 of the Code) and (c) Domtar Funding LLC shall be a Domestic Subsidiary.

“Effect”: any state of facts, change, effect, condition, development, event or occurrence.

“Eligible Assignee”: a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other entity that makes, purchases, holds or otherwise invests in commercial loans and similar extensions of credit in the ordinary course of its business. By becoming a party to this Agreement or accepting the benefits of this Agreement, each Lender and Participant represents to the Borrower and the Administrative Agent that it is one of the foregoing entities, that it is participating hereunder as a Lender or Participant for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender or Participant hereunder.

“Environmental Activity”: any activity, event or circumstance in respect of Hazardous Materials, including its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment (but excluding workers’ safety except as it may be affected by exposure to harmful substances), as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: a fixed annual rate equal to the rate of interest, as determined by the Administrative Agent, at which deposits in dollars for the relevant Interest Period are offered as reported by Bloomberg Information Services (or any successor thereto or any other readily available service selected by the Administrative Agent that provides quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 a.m.  (London time) on the day that is two (2) business days prior to the first day of such Interest Period, provided, that (x) if an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the Eurodollar Base Rate shall be determined by the Administrative Agent as the average of the rates per annum at which deposits in Dollars are offered for such Interest Period by major banks in the London interbank market and (y) if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Loans”: Loans denominated in Dollars the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes”: with respect to any payment by any Loan Party under any Loan Document, any of the following: (i) Taxes imposed on the net worth, the capital or the net income of the Administrative Agent or any Lender, (ii) franchise Taxes, branch profits Taxes and Taxes on doing business imposed on the Administrative Agent or any Lender (a) by the jurisdiction under the laws of which the Administrative Agent or such Lender, applicable Lending Office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (b) as a result of a present or former connection between the Administrative Agent or such Lender, its applicable Lending Office, branch or affiliates thereof and the jurisdiction of the Governmental Authority imposing such Tax or any nation within which such jurisdiction is located or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received payment under, received or perfected a security interest under, or enforced, any Loan Document), (iii) any United States withholding Taxes resulting from any Requirement of Law in effect on the date the Administrative Agent or a Lender becomes a party to this Agreement (or any Loan Document), except to the extent that additional amounts were payable pursuant to Section 2.18 to the Administrative Agent’s or such Lender’s assignor (if any) immediately before the Administrative Agent or such Lender became a party to this Agreement (or any Loan Document), (iv) Taxes attributable to the failure of the Administrative Agent or such Lender to comply with Section 2.18(f) and (v) Taxes arising under FATCA.

“Existing Credit Agreement”: that certain Amended and Restated Credit Agreement dated as of October 3, 2014 by and among the Parent, the Borrower, Domtar Inc., additional borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other agents party thereto.

“Farm Credit Lender”: a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time.

“FATCA”: Sections 1471 through 1474 of the Code (effective as of the date of this Agreement, and any amendment or successor provisions that are substantively comparable), any regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate”:, for any day, the rate of interest per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.  Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain letter agreement between the Borrower and the Administrative Agent dated as of June 3, 2015.

“Foreign Lender”: any Lender that is not a US Person.

“Foreign Subsidiary”: any Subsidiary of the Parent which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Subsidiary, so long as such Subsidiary has no material assets other than securities of one or more Foreign Subsidiaries and Indebtedness issued by such Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries, provided that, at any time when the DDHI FSHCo Condition is satisfied, DDHI may also own and hold Cash Equivalents and/or Indebtedness of any Global Group Members (together, the “DDHI Permitted Assets”) and still qualify as a Foreign Subsidiary Holdco for all purposes of this Agreement, provided further that if at any time when DDHI shall own DDHI Permitted Assets the DDHI FSHCo Condition is not satisfied, the Borrower shall have up to three Business Days from such time to get back into compliance with the DDHI FSHCo Condition. If the Borrower does not get back into compliance with the DDHI FSHCo Condition within such three Business Day period, DDHI shall be required to either (x) divest itself of any DDHI Permitted Assets (including by transferring them to one or more Subsidiaries) or (y) execute and deliver an assumption agreement to the Guarantee Agreement in order to become a Subsidiary Guarantor.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the relevant Lenders.

“GAAP”: generally accepted accounting principles in effect in the United States at the time any calculation or determination is made or required to be made in accordance with generally accepted accounting principles, applied in a consistent manner from period to period.

“Global Group Members”: the collective reference to the Parent and its Subsidiaries.

“Governmental Authority”: any nation or government, any federal, provincial, state, territorial, municipal or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization of generally recognized authority (including the National Association of Insurance Commissioners).

“Guarantee Agreement”: the Guarantee Agreement to be executed and delivered by the Parent and each Subsidiary Guarantor, substantially in the form of Exhibit E.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness (the “primary  obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or bankers’ acceptances, (d) all Capital Lease Obligations of such Person, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of letters of credit, (f) in the case of any Subsidiary, the liquidation value of all its mandatorily redeemable preferred Capital Stock, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by any Lien on property (including accounts and contract rights) owned by such Person, but, for the avoidance of doubt, excluding any securitization of accounts receivable that is permitted by this Agreement whether or not such Person has assumed or become liable for the payment of such obligation (which obligations under this clause (h) shall be valued at the lesser of (1) the fair market value of such property and (2) the amount of the applicable obligations), and (i) for the purposes of Sections 8(f) and (g) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall (x) exclude deferred taxes, (y) exclude any securitization of accounts receivable that is permitted by this Agreement and (z) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: means any Taxes other than (a) Excluded Taxes or (b) Other Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Laws”: any of Title 11 of the United States Code entitled “Bankruptcy”, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Interest Payment Date”: (a) as to any ABR Loan, the 20th day of the first month of each fiscal quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof (but only in respect of the portion of such Loan so repaid or prepaid).

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, with the consent of each affected Lender) twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“IRS”: the Internal Revenue Service.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Assignee.

“Lending Office”: as to each Lender, the office (or Affiliate) specified as its “Lending Office” in the administrative questionnaire or other relevant document delivered to the Administrative Agent or in an Assignment and Assumption, as the case may be, or such other office (or Affiliate) as may be designated by such Lender by written notice to the Borrower and the Administrative Agent.

“Lien”: any mortgage, pledge, hypothecation, deposit arrangement securing an obligation, encumbrance, lien (statutory or other) or charge on or other security interest in any property or any preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing) that has the practical effect of creating security for an obligation.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee Agreement and the Notes; when used in relation to any Person, the term “Loan Documents” means the Loan Documents executed and delivered by such Person.

“Loan Parties”: the Parent, the Borrower and the Subsidiary Guarantors.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Parent and its Subsidiaries taken as a whole (except as disclosed in the most recent annual reports and any intervening quarterly or other reports of the Parent filed with the SEC or otherwise made publicly available by the Parent and delivered to the Administrative Agent and the Lenders prior to June 30, 2015) or (b) the validity or enforceability of this Agreement or any Note or the Loan Documents taken as a whole, or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness”: any Indebtedness (other than the Loans), including, for purposes of Sections 8(f) and (g) only, obligations in respect of any Hedge Agreement, of any of the Parent or its Subsidiaries in a principal amount exceeding $80,000,000, but excluding any Indebtedness owing to the Parent or any Subsidiary. For purposes of determining Material Indebtedness, the principal amount of the obligations of the Parent or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Subsidiary”: any Subsidiary of the Parent having assets representing 10% or more of the Consolidated Assets of the Parent or accounting for 10% or more of the Consolidated EBITDA thereof for the most recently completed period of four fiscal quarters of the Parent at any time and each Subsidiary of the Parent so designated by the Borrower by a notice in writing to the Administrative Agent.

“Moody’s”: Moody’s Investor Service, Inc. and its successors.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Recourse Joint Venture”: any joint venture of the Parent or any of its Subsidiaries (a) that is not otherwise a Subsidiary of the Parent or such Subsidiary, (b) in respect of whose financial obligations neither the Parent nor any of its Subsidiaries has, by contract or otherwise, any liability, direct or indirect, absolute or contingent and (c) for which proportionate consolidation is required under GAAP in the consolidated financial statements of the Parent and its Subsidiaries.

“Notes”: the collective reference to any promissory note evidencing the Term Loan.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any present or future stamp, court, documentary, recording, filing or similar excise Taxes that arise from the execution, delivery, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, any Loan Document.

“Parent”: as defined in the preamble hereto.

“Participant”: as defined in Section 10.6(b).

“Participant Register”: as defined in Section 10.6(b).

“Patriot Act”: as defined in Section 10.20.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Encumbrances”:

(a) Liens imposed by law for Taxes that are not yet due, that have not yet become enforceable or that are being contested in compliance with Section 6.4;

(b) other Liens arising by operation of law (including, without limitation, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction, workers’ and other like Liens) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and for which the Parent or any of its Subsidiaries has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, employers’ health tax and other social security benefits or regulations or other insurance related obligations (including, without limitation, pledges or deposits or other Liens securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges and deposits to secure the performance of bids, trade contracts, obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) zoning restrictions, easements, restrictions, servitudes, rights-of-way, restrictions on the use of property and similar encumbrances on real or immovable property imposed by law or arising in the ordinary course of business that do not materially interfere with the ordinary conduct of business, of the Parent and its Subsidiaries, taken as a whole;

(f) imperfections in title on real or immovable property, whether arising by law or contract, that do not materially impair the ability of the Parent and its Subsidiaries, taken as a whole, to carry on their business;

(g) the rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent or any of its Subsidiaries or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(h) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(i) restrictive covenants affecting the use to which real or immovable property may be put, provided, that such covenants are complied with in all material respects and do not materially impair its use in the operations of the Parent and its Subsidiaries;

(j) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided, that the rental payments secured thereby are not yet due and payable;

(k) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority that are being diligently contested and that do not constitute an Event of Default under Section 8(k); provided, that in the case of any such Lien securing a judgment, decree or order of $80,000,000 or more, there shall not be any period of 60 consecutive days or more in which such Lien is not discharged or terminated;

(l) the reservations, exceptions, limitations, provisos and conditions to which any Canadian timber tenures are subject; and

(m) Liens in existence on the Closing Date arising out of title retention, capital leases, acquisition of equipment or similar arrangements.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Parent or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal as the average prime lending rate for 70% of the nation’s largest banks, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.  In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to the Administrative Agent in its sole discretion.  Any change in Prime Rate shall be automatic, without the necessity of notice provided to the Borrower or any other Loan Party.

“Register”: as defined in Section 10.6(d).

“Regulations U and X”: Regulation U and Regulation X of the Board as in effect from time to time.

“Renewable Energy Investments”: collectively, the investments made (or to be made) by the Borrower to allow its pulp and paper mills to (a) generate power from renewable energy sources (namely, energy conversion systems fueled by biomass) and (b) use the renewable power for their operations, which investments were (or will be) made in mills that are located in areas of the United States with populations of no more than 20,000.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the Total Term Loan Commitments then in effect or, if the Term Loan Commitments have been terminated, the aggregate amount of the Term Loan then outstanding.  With respect to any matter requiring the approval of the Required Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 10.6(b) as to such matter.

“Requirement of Law”: as to any Person, the articles of incorporation and by laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject; provided that any of the foregoing which does not have the force of law is generally complied with by the Person subject thereto.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Parent, but in any event, with respect to financial matters, the chief financial officer; the vice president and treasurer; or the assistant treasurer of the Borrower.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sale-Leaseback Transaction”: as defined in Section 7.2. The amount of a Sale-Leaseback Transaction outstanding at any time after the date of the consummation thereof shall be the present value (discounted at a fixed rate per annum determined by the Borrower on the date of such consummation as a reasonable rate for secured obligations with the term of such Sale-Leaseback Transaction for the Borrower) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended).

“Sanctioned Country”: at any time, a country or territory that is the subject or target of any Sanctions.

“Sanctioned Person”: at any time (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury or the U.S. Department of State or, if applicable to any of the Parent or its Subsidiaries by reason of laws or regulations imposed, administered or enforced by the U.S. government, the European Union, any EU member state or an applicable agency or department of the Canadian government, (b) any Person operating (other than operating pursuant to applicable license(s) authorized by OFAC, another applicable agency of the U.S. government or the Canadian government, or an applicable agency or department of the European Union or of any EU member state or whose operation is otherwise permissible pursuant to applicable laws, regulations or directives of the U.S. or Canadian governments, the European Union or any EU member state), organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the European Union, (c) Her Majesty’s Treasury of the United Kingdom or (d) the Canadian government.

“SEC”: the United States Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Special Purpose Subsidiary”: a Subsidiary of the Parent that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and (y) any business or activities incidental or related to such business and (b) is designated as a “Special Purpose Subsidiary” by the Parent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors of such corporation or of the managers of such partnership or other entity having similar functions to the board of directors of a corporation are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantors”: the Wholly-Owned Domestic Subsidiaries of the Parent.

“Syndication Agent”: means American AgCredit, PCA.

“Taxes”: all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services, harmonized sales or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, Canadian Pension Plan and provincial pension plan contributions, employment insurance and workers compensation premiums, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.

“Termination Date”: July 20, 2025.

“Term Loan”: as defined in Section 2.1(a).

“Term Loan Commitment”: as to any Lender, the obligation of such Lender to make its portion of the Term Loan in an aggregate principal amount and/or face amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate original amount of the Term Loan Commitments is $300,000,000.

“Term Loan Commitment Period”: the period from and including the Closing Date to the earlier of (x) the date that is 30 days after the Closing Date and (y) the date on which a Change of Control shall occur.

“Term Loan Funding Date”: the date designated by the Borrower in a written notice submitted pursuant to Section 2.2; provided that, the Term Loan Funding Date must be a Business Day during the Term Loan Commitment Period.

“Term Loan Percentage”: as to any Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the Total Term Loan Commitments or, at any time after the Term Loan Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s portion of the Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loan then outstanding. Notwithstanding the foregoing, in the case of Section 2.21 when a Defaulting Lender shall exist, Term Loan Percentages shall be determined without regard to any Defaulting Lender’s Term Loan Commitment.

“Total Term Loan Commitments”: at any time, the aggregate amount of the Term Loan Commitments then in effect.

“Type”: as to any portion of the Term Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States” or “US”: the United States of America.

“Unused Commitment Fee”: as defined in Section 2.7(a).

“US Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“US Tax Compliance Certificate”: as defined in Section 2.18(f)(ii)(B)(3).

“Voting Participant”: as defined in Section 10.6(b).

“Voting Participant Notification”: as defined in Section 10.6(b).

“Wholly-Owned”: as to any Person, a Subsidiary of such Person all of the voting stock of which (other than directors’ qualifying shares required by law and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries of such Person; provided that notwithstanding the foregoing, “Wholly-Owned” Subsidiaries of the Parent shall include (without limitation) the entities listed on Schedule 1.1B hereto.

1.2. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein, and in any certificate or other document made or delivered pursuant hereto, (i) accounting terms relating to the Parent or any of its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Global Group Member at “fair value”, as defined therein) (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3. Time.  Time shall be of the essence in all provisions of this Agreement. All times of day in all provisions of this Agreement shall be U.S. Eastern time.

1.4. Changes to GAAP.  Unless otherwise expressly provided, all accounting terms used in this Agreement shall be interpreted and all financial information shall be prepared in accordance with GAAP, consistently applied. If any Accounting Changes (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Documents, then at the request of the Borrower or the Administrative Agent on behalf of the Required Lenders, the Borrower, the Administrative Agent and the Lenders shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Parent and its Subsidiaries’ financial condition shall be the same after such Accounting Changes, as if such Accounting Changes had not been made; provided, however, that the agreement of the Required Lenders to any required amendments of such provisions shall be sufficient to bind all the Lenders. “Accounting Changes” means (A) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC; and (B) changes in accounting principles concurred in by the Parent’s independent chartered or certified public accountants. If no request for negotiations is timely made after delivery of annual financial statements noting any Accounting Changes or the Administrative Agent, the Borrower and the Required Lenders agree upon the required amendments, then after appropriate amendments, if any, have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If the Administrative Agent, the Borrower and the Required Lenders do not agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1. Term Loan .

(a) Subject to the terms and conditions hereof, each Lender separately agrees to make a term loan to the Borrower (all such term loans, collectively, the “Term Loan”), in a single draw on the Term Loan Funding Date, in Dollars and in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan Commitment. The Term Loan may from time to time be comprised of Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.11.  The Term Loan Commitments are not revolving commitments, and the Borrower shall not be entitled to reborrow prepaid amounts of the Term Loan.

(b) The Borrower shall repay the entire outstanding amount of the Term Loan in Dollars, on the earlier of (x) the Termination Date and (y) the date on which a Change of Control shall occur.

2.2. Procedure for Advance of the Term Loan.  The Borrower shall borrow the Term Loan on the Term Loan Funding Date, provided that, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., three Business Days prior to the requested Term Loan Funding Date, in the case of Eurodollar Loans or one Business Day prior to the requested Term Loan Funding Date, in the case of ABR Loans), specifying (i) the amount and Type of the Loans to be borrowed as part of the Term Loan, (ii) the requested Term Loan Funding Date, and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender. Each Lender will make the amount of its pro rata share of such Term Loan borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, on the Term Loan Funding Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting an account as directed by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3. [Reserved].

2.4. [Reserved].

2.5. [Reserved].

2.6. [Reserved].

2.7. Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused commitment fee (an “Unused Commitment Fee”) in Dollars, which shall accrue at a rate equal to 0.20% per annum on the daily average unused portion of the Term Loan Commitment of such Lender, during the period from and including the Closing Date to but excluding the earlier of the Term Loan Funding Date and the termination of the Term Loan Commitment Period (or earlier date of termination of the Term Loan Commitments in their entirety). Accrued Unused Commitment Fees shall be payable in arrears on September 10, 2015.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent in the Fee Letter.

2.8. Termination or Reduction of Term Loan Commitments.  During the Term Loan Commitment Period, the Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent to terminate the Term Loan Commitments or, from time to time, to reduce the amount of the Total Term Loan Commitments.  Any such reduction shall be in a minimum amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof, and shall permanently reduce the Total Term Loan Commitments then in effect.  Each reduction of the Total Term Loan Commitments shall be made ratably among the Lenders in accordance with their respective Term Loan Commitments.  Unless previously terminated, all Term Loan Commitments shall automatically terminate on the last day of the Term Loan Commitment Period.  In addition, any unused portion of the Term Loan Commitments shall automatically terminate upon the funding of the Term Loan on the Term Loan Funding Date.

2.9. Optional Prepayments.

(a) The Borrower may at any time and from time to time prepay the Term Loan, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent, at least three Business Days prior thereto, which notice shall specify the date and amount of prepayment, and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19. Optional prepayments shall be applied as directed by the Borrower.

(b) Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loan shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.10. [Reserved].

2.11. Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit any such conversion (with notice of such determination to be delivered to the Borrower as soon as practicable). The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election; provided that, in each case, any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit any such continuation (with notice of such determination to be delivered to the Borrower as soon as practicable), and provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this paragraph such Eurodollar Loans shall be automatically continued as such with an Interest Period of one month on the last day of such then expiring Interest Period, but only to the extent that such continuation may then be made in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, or (ii) if such continuation is not permitted pursuant to the preceding provisos such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(c) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election, in each case within the notice period and in the form that would be required under Section 2.2, as the case may be, if the Borrower were requesting a borrowing of the Loans of the Type resulting from such election to be made on the effective date of such election.

(d) For the avoidance of doubt, the conversion or continuation of the Loans as herein provided shall not be deemed to constitute a repayment of existing Loans hereunder or the making of new Loans hereunder.

2.12. Limitations on Interest Periods.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than an aggregate amount of ten different Interest Periods shall be outstanding at any one time to the Borrower.

2.13. Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Upon the occurrence of an Event of Default, and as long as such Event of Default shall be continuing, (i) all outstanding Loans shall bear interest at a rate per annum equal to (A) in the case of any Eurodollar Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (B) in the case of ABR Loans, the rate applicable to ABR Loans plus 2%; and (ii) any interest payable on any Loan, any Unused Commitment Fee or any other amount payable hereunder shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%.  Eurodollar Loans shall not be available during the continuance of an Event of Default with respect to new Eurodollar Loans.

(d) Interest on ABR Loans will be calculated quarterly in arrears as of the last day of each fiscal quarter, and interest on both ABR Loans and Eurodollar Loans shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.14. Computation of Interest and Fees.

(a) Interest and the Unused Commitment Fees shall be calculated on the basis of a 360-day year for the actual days elapsed, other than Loans the interest of which is calculated on the basis of the Prime Rate, which shall be calculated on the basis of a 365- (or 366; in the case of a leap year) day year for the actual days elapsed. All interest on Loans shall be calculated on a daily basis on the principal amount thereof remaining unpaid. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall, in the absence of manifest error, constitute prima facie evidence of the same. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate applicable to it pursuant hereto.

2.15. Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall, in the absence of manifest error, constitute prima facie evidence thereof) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders, each acting reasonably and in good faith, that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders, such certification constituting, in the absence of manifest error, prima facie evidence thereof) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.16. Pro Rata Treatment and Payments.

(a) The borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any Unused Commitment Fee and any reduction of the Term Loan Commitments shall be made pro rata according to the Term Loan Percentages of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loan shall be made to the Lenders on a pro rata basis according to the respective outstanding principal amounts of the Term Loan then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in Dollars, and in immediately available funds. Receipt by the Administrative Agent from the Borrower of funds pursuant to this Agreement, as principal, interest, fees or otherwise, shall be deemed to be receipt of such funds by the relevant Lenders. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Term Loan Funding Date that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Term Loan Funding Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate per annum equal to the greater of (x) the daily average Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Term Loan Funding Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower. Nothing in this paragraph shall be deemed to relieve any Lender from its obligations to fulfill its Term Loan Commitments in accordance with the provisions hereof or to prejudice any rights which the Borrower has against any Lender as a result of any default by such Lender hereunder.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon, at a rate per annum equal to the greater of (x) the daily average Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.17. Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made or given subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender in connection with this Agreement that is not otherwise included in the determination of the Eurodollar Rate or any other rate of interest hereunder;

(ii) shall subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (vi) of the definition of Excluded Taxes or (C) Taxes imposed on net income) on its loans, loan principal, commitments or other obligations, or its deposits, reserves or other liabilities or capital attributable thereto; or

(iii) shall impose on such Lender any other condition (other than a Tax of any kind) in respect of any credit made available by such Lender hereunder or any other condition (other than a Tax of any kind) with respect to this Agreement;

and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (ii), the Administrative Agent or such Lender), by an amount that such Lender (or, in the case of (ii), the Administrative Agent or such Lender) reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or, in the case of (ii), any Loan) or to reduce any amount receivable hereunder in respect thereof, then, in any such case, (A) such Lender (or, in the case of (ii), the Administrative Agent or such Lender) shall provide to the Borrower a photocopy of the applicable law, rule, guideline, regulation, treaty or official directive and a written notice of such Lender (or, in the case of (ii), the Administrative Agent or such Lender) setting forth any additional amounts such Lender is entitled to claim (the “Additional Compensation”) and the basis of calculation therefor, which shall, in the absence of manifest error, constitute prima facie evidence of such Additional Compensation, and (B) the Borrower shall promptly pay such Lender (or, in the case of (ii), the Administrative Agent or such Lender), within 30 Business Days of the receipt from such Lender (or, in the case of (ii), the Administrative Agent or such Lender) of the written notice herein referred to, any additional amounts necessary to compensate such Lender (or, in the case of (ii), the Administrative Agent or such Lender) for such increased cost or reduced amount receivable.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the date hereof or, if later, the date such Lender became a Lender, shall have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, within 30 Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, accompanied by a photocopy or an excerpt of the applicable direction, requirement or guidelines and a written notice of such Lender setting forth the reduction rate of return and the basis of calculation of any compensating amount, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A written notice as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall, in the absence of manifest error, constitute prima facie evidence of such additional amount. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement or any other Loan Document and the payment of the Term Loan and all other amounts payable hereunder.

2.18. Taxes.

(a) All payments made by any Loan Party to the Administrative Agent, any Lender on account of any obligation under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes except to the extent such deduction or withholding is required by law. If the applicable withholding agent is required to deduct or withhold any Tax from any such payments then, (i) in the case of any Indemnified Taxes, the amounts so payable by such Loan Party to the Administrative Agent or any Lender shall be increased to the extent necessary such that the Administrative Agent or such Lender shall receive (after deduction or withholding of all Indemnified Taxes, including any Indemnified Taxes payable as a result of additional amounts paid by the relevant Loan Party pursuant to this Section 2.18) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the relevant Loan Document had no such deduction or withholding been made, and (ii) the applicable withholding agent shall deduct or withhold such Taxes and shall remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with any Requirement of Law.

(b) Whenever any Indemnified Taxes or Other Taxes are payable by any Loan Party pursuant to Section 2.18(a) or (c), as promptly as practical thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender a copy of an original official receipt received by such Loan Party showing payment thereof.

(c) The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender for any Indemnified Taxes or Other Taxes that (i) the Loan Parties failed to pay as and when required pursuant to Section 2.18(a) or (c) or (ii) in the case of such Taxes other than United States Taxes, are paid by the Administrative Agent or such Lender (including, in each case, in respect of amounts paid or payable under this Section 2.18(d) in respect of such Indemnified Taxes or Other Taxes) and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(d) shall be paid within 30 days after the Administrative Agent or such Lender delivers to the applicable Loan Party a certificate stating the amount of any Indemnified Taxes or Other Taxes so paid or payable by such Person and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Lender shall also deliver a copy of such certificate to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document by the Borrower shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments by the Borrower to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law, published administrative statements of the relevant Governmental Authority or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) the Administrative Agent and any Lender that is a US Person shall deliver to the Borrower and, as the case may be, the Administrative Agent on or prior to the date on which such Lender becomes a party to any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or, as the case may be, the Administrative Agent), executed originals of IRS Form W-9 (or applicable successor form) certifying that such Lender is exempt from US federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form) establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form) establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or applicable successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F (a “US Tax Compliance Certificate”) to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a US trade or business conducted by such Foreign Lender and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner of the applicable Loan (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY (or applicable successor form), accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, US Tax Compliance Certificate, Form W-9 (or other successor forms), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate on behalf of each such beneficial owner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) For purposes of this Section 2.18(f), the term “Lender” shall include the Administrative Agent.

(g) If a Loan Party makes a payment of any additional amounts to the Administrative Agent or any Lender under Section 2.17 or 2.18 and the Administrative Agent or Lender shall become aware that it is entitled to receive a refund or to be granted a credit or relief or remission for or in respect of the amounts so paid by such Loan Party, it shall promptly notify such Loan Party of the availability of such refund, credit, relief or remission and shall, as soon as reasonably practicable after the receipt of a request by such Loan Party, apply for such refund, credit, relief or remission. If the Administrative Agent or any Lender, as applicable, reasonably determines that it has received a refund or been granted a credit, relief or remission as a result of any additional amounts paid by any Loan Party pursuant to Section 2.17 or 2.18, and, in such recipient’s opinion such refund amount is both reasonably identifiable and quantifiable by it, it shall pay to such Loan Party an amount equal to such refund, credit, relief or remission (but only to the extent of additional amounts paid under Section 2.17 or this Section 2.18 giving rise to such refund, credit, relief or remission and only to the extent that the Administrative Agent or such Lender, as the case may be, determines acting reasonably and in good faith that it may do so without prejudice to its right, as against the relevant Governmental Authority, to retain such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, credit, relief or remission). Such Loan Party, upon the request of the Administrative Agent or such Lender, as applicable, shall repay to such Person the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Administrative Agent or such Lender, as applicable, is required to repay such refund, credit, relief or remission to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, any Lender, as applicable, be required to pay any amount to any Loan Party pursuant to this paragraph (g) the payment of which would place the Administrative Agent or such Lender, as applicable, in a less favorable net after-Tax position than such Person would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Lender, as applicable, to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h) Upon the request, and at the expense, of the applicable Loan Party, the Administrative Agent and each Lender to which such Loan Party is required to pay any additional amount pursuant to Section 2.17 or this 2.18, and any Participant in respect of whose participation such payment is required, shall afford such Loan Party the opportunity to participate, as may reasonably be requested by such Loan Party, with the Administrative Agent or such Lender or Participant in contesting the imposition of any cost or Tax giving rise to such payment; provided that (i) the Administrative Agent or such Lender or Participant shall not be required to afford such Loan Party the opportunity to so participate unless such Loan Party shall have paid such additional amounts pursuant to Section 2.17 or 2.18 and (ii) such Loan Party shall reimburse the Administrative Agent or such Lender or Participant for its reasonable legal and accountants’ fees and disbursements incurred in contesting the imposition of such cost or Tax; provided, further, that notwithstanding the foregoing neither the Administrative Agent nor any Lender or Participant shall be required to afford a Loan Party the opportunity to participate in contesting the imposition of any Taxes, if in its sole discretion (exercised in good faith) it determines that to do so would have an adverse effect on it.

(i) If a Lender changes its applicable Lending Office (other than pursuant to Section 2.22) and the effect of such change, as of the date of such change, would be to cause the Loan Parties to become obligated to pay any additional amount under Section 2.17 or this Section 2.18, the Loan Parties shall not be obligated to pay any such additional amount, except to the extent that additional amounts were payable pursuant to Section 2.17 or this Section 2.18 to such Lender immediately prior to the designation of a new applicable Lending Office.

(j) The agreements in this Section shall survive the termination of this Agreement or any other Loan Document and the payment of the Term Loan and all other amounts payable hereunder.

(k) For purposes of determining withholding Taxes imposed under FATCA, from and after the date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

2.19. Indemnity.  The Borrower agrees to indemnify each relevant Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section (which certificate shall state the event by reason of which such amounts are payable) submitted to the Borrower by any Lender shall, in the absence of manifest error, constitute prima facie evidence thereof. This covenant shall survive the termination of this Agreement and the payment of the Term Loan and all other amounts payable hereunder.

2.20. [Reserved].

2.21. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Term Loan Commitments of such Defaulting Lender pursuant to Section 2.7;

(b) the Term Loan Commitments and the portion of the Term Loan held by such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such Defaulting Lender is an affected Lender;

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent in the following order of priority:

(i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement;

(iv) fourth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that, with respect to this clause (v), if such payment is (x) a prepayment of the principal amount of any Loans which such Defaulting Lender has funded and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Term Loan Percentage of the outstanding principal amount of the Term Loan of each non-Defaulting Lender prior to being applied to the prepayment of the Term Loan of such Defaulting Lender.

2.22. Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event or condition giving rise (or that would upon the passage of time give rise) to the operation of Section 2.17 or 2.18 with respect to such Lender, it will promptly notify the Borrower and the Administrative Agent and, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to mitigate the effects of such condition or event, including by designating another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such efforts do not, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer an unreimbursed cost or a legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.17 or 2.18.

2.23. Replacement of Lenders.  If any Lender (a) requests compensation under Section 2.17, or if the Borrower is required to pay any additional amounts to the Administrative Agent on account of any Lender or to any Lender under Section 2.18(a), or (b) becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such assignment, (iii) prior to any such assignment, the Lender being replaced shall have taken no action under Section 2.22 resulting in the elimination of the continued need for payment of amounts owing pursuant to Section 2.17 or 2.18(a), (iv) the assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of assignment, (v) the Borrower shall be jointly and severally liable to such replaced Lender under Section 2.19 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the assignee shall be reasonably satisfactory to the Administrative Agent, (vii) the assigning Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (viii) until such time as such assignment shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18(a), as the case may be, and (ix) any such assignment shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. [RESERVED]

SECTION 4.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loan, each of the Borrower and the Parent hereby represents and warrants to the Administrative Agent and each Lender (which representations and warranties are made as of the Closing Date and, to the extent contemplated by Section 5.2(a), as of the Term Loan Funding Date) that:

4.1. Organization; Powers.  Each of the Parent, Borrower and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2. Authorization; Enforceability.  This Agreement has been duly executed and delivered by each of the Borrower and the Parent and constitutes a legal, valid and binding obligation of the Borrower and the Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

4.3. Governmental Approvals; No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (a) do not require any Loan Party to obtain, complete or make any consent or approval of, registration or filing with, or any other similar action by, any Governmental Authority, except (i) as set forth on Part A of Schedule 4.3 or (ii) such as have been obtained or made and are in full force and effect, (b) will not violate in any material respect any applicable law or regulation or any order of any Governmental Authority by which it is bound and will not violate the charter, by-laws or other organizational documents of the Parent, the Borrower or any Material Subsidiary, (c) will not violate or result in a default under any indenture listed on Part B of Schedule 4.3 and any other material indenture, material agreement or other material instrument binding upon the Parent or any of its Subsidiaries or its assets, or, except as set forth on Part B of Schedule 4.3, give rise to a right thereunder to require any material payment to be made by the Parent or any of its Subsidiaries, and (d) will not result in or require the creation, imposition or sharing of any Lien on any material asset of the Parent or any of its Subsidiaries (including pursuant to the “equal and ratable” Lien requirements of any such indenture).

4.4. Financial Condition.   The audited consolidated balance sheets of the Parent as at December 31, 2013 and December 31, 2014, and the related consolidated statements of operations and of cash flows for each of the fiscal years in the two-year period ended December 31, 2014, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, independent public accountants, present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent as of such dates and for such periods. The unaudited consolidated balance sheet of the Parent as at March 31, 2015, and the related unaudited consolidated statements of operations and cash flows for the fiscal quarter ended on such date, present fairly, in all material respects, the financial condition of the Parent as at such date, and the results of its operations and its cash flows for the fiscal quarter then ended (subject to normal year-end audit adjustments). All such financial statements, including the notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. As of the Closing Date, neither the Parent nor any of its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for Taxes, or any material long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required under GAAP to be reflected and are not so reflected in the most recent (as of the date hereof) financial statements (including the notes thereto) referred to in this paragraph. Except as disclosed prior to the date hereof in any filing on the Securities and Exchange Commission’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the Securities and Exchange Commission, during the period from December 31, 2014 to and including the date hereof there has been no Disposition by the Parent or any of its Subsidiaries of any material part of the business or property of the Parent, taken as a whole.

4.5. No Change.  Since December 31, 2014, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.6. Properties.

(a) Each of the Parent and its Subsidiaries has good and valid title to, or valid leasehold interests in, all its real property and good and valid title to, or valid leasehold interests in, all its other immovable and personal and movable property material to the business of the Parent and its Subsidiaries, taken as a whole, free and clear of any Liens, except (i) for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (ii) as would not reasonably be expected to have a Material Adverse Effect, (iii) for Permitted Encumbrances or (iv) for Liens permitted under Section 7.2.

(b) Each of the Parent and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to the business of the Parent and its Subsidiaries, taken as a whole, and the use thereof by the Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or failures to own or be licensed that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.7. Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent or the Borrower, threatened by or against the Parent or any of its Subsidiaries or against any of their respective properties or revenues (a) as of the Closing Date with respect to any of the Loan Documents and in which any Person asserts the invalidity or unenforceability of any Loan Document or that the Loan Documents violate or result in a default under any indenture, material agreement or other material instrument binding upon the Parent or any of its Subsidiaries, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.8. Compliance with Laws and Agreements.  Each of the Parent and its Subsidiaries is in compliance with all Requirements of Law, including health, safety and employment standards and labour codes (other than Environmental Laws subject to Section 4.18) and all indentures, agreements and other instruments binding upon it or its property, except where (i) the necessity to comply therewith is being contested in good faith and by appropriate proceedings or (ii) the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

4.9. Investment Company Status.  Neither the Parent nor the Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

4.10. Taxes.  Each of the Parent and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has timely paid in full or caused to be timely paid in full all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

4.11. ERISA.  During the 5-year period prior to the date on which this representation is made or deemed to be made with respect to any Plan (or, with respect to (vi) and (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a liability to the Parent or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect: (i) a Reportable Event; (ii) an “accumulated funding deficiency” or failure to satisfy “minimum funding standards” (in either case within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any material non-compliance with the applicable provisions of ERISA and the Code; (iv) any termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien in favor of the PBGC or a Plan; (vi) an excess of accrued benefits under a Single Employer Plan (based on those assumptions used to fund such Plan) over the value of the assets of such Plan allocable to such accrued benefits; (vii) a complete or partial withdrawal from any Plan or Multiemployer Plan by the Parent or any Commonly Controlled Entity; (viii) any liability of the Parent or any Commonly Controlled Entity under ERISA if the Parent or any such Commonly Controlled Entity were to withdraw completely from all Plans or Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; or (ix) the Reorganization or Insolvency of any Multiemployer Plan.

4.12. Canadian Pension and Benefit Plans.  All obligations of the Parent and any of its Subsidiaries under each Canadian Pension Plan and Canadian Benefit Plan have been performed in accordance with the terms thereof and any Requirement of Law (including, without limitation, the Income Tax Act (Canada) and the Supplemental Pension Plans Act (Québec)), except where the failure to so perform would not reasonably be expected to result in a Material Adverse Effect. No Canadian Pension Plan has any unfunded liabilities which would reasonably be expected to have a Material Adverse Effect.

4.13. Insurance.  The Parent and its Subsidiaries maintain insurance in compliance with Section 6.5.

4.14. Labour Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labour disputes against the Parent or any of its Subsidiaries pending or, to the knowledge of the Parent or the Borrower, threatened; (b) hours worked by and payments made to employees of the Parent or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act, An Act Respecting Labour Standards (Québec) or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Parent or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability (if required in accordance with GAAP) on the books of the Parent or any of its Subsidiaries.

4.15. Subsidiaries.  As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by the Parent and its other Subsidiaries and (b) except as set forth in Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent or any Wholly-Owned Subsidiary of the Parent.

4.16. Use of Proceeds.  The proceeds of the Term Loan shall be used by the Borrower and the Parent solely to refinance the existing Renewable Energy Investments or to finance new Renewable Energy Investments. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

4.17. Accuracy of Information, etc.  As of the Closing Date and to the best knowledge of the Parent, the factual statements contained in the financial statements referred to in Section 4.4, the Loan Documents (including the schedules thereto, but excluding any statements by the Administrative Agent or any Lender) and any other certificates or documents furnished by or on behalf of the Parent or any of its Subsidiaries to the Administrative Agent or the Lenders in connection with this Agreement, taken as a whole, are correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. It is understood that no representation or warranty is made concerning any forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such financial statements, certificates or documents except that such forecasts, estimates, pro forma information, projections and statements were made in good faith by the management of the Parent, on the basis of assumptions believed by such management to be reasonable at the time made. Actual results may vary materially from such forecasts, estimates, pro forma information and statements.  The representations made by the Parent and the Borrower in the authorization letter included in the Confidential Information Memorandum were true and correct in all material respects as of the date when made.

4.18. Environmental Matters.  Except as set forth on Schedule 4.18 and as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the Parent and each of its Subsidiaries: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and (iv) reasonably believes that: each of its Environmental Permits will be timely renewed and complied with, without material expense; and compliance with any Environmental Law that is applicable to it will be timely attained and maintained, without material expense;

(b) Hazardous Materials are not and have not been present at, on, under, in, or about any real and immovable property now or formerly owned, leased or operated by the Parent or any Subsidiary, or at any other location (including without limitation any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) under conditions which would reasonably be expected to: (i) give rise to any Environmental Liability of the Parent or any Subsidiary under any applicable Environmental Law or otherwise result in costs to the Parent or any Subsidiary or (ii) interfere with the Parent’s or any Subsidiary’s continued or planned operations;

(c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Parent or any Subsidiary is, or to the knowledge of the Parent or such Subsidiary will be, named as a party that is pending or, to the knowledge of the Parent or such Subsidiary, threatened;

(d) neither the Parent nor any Subsidiary has received any request for information, or been notified that it is a potentially responsible party under or relating to the US federal Comprehensive Environmental Response, Compensation, and Liability Act, the Canadian Environmental Protection Act, 1999, the Environment Quality Act (Québec) or any similar applicable Environmental Law, or received any similar request or notice with respect to any liability or obligation relating to Hazardous Materials;

(e) neither the Parent nor any Subsidiary has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, order or other agreement in any judicial, administrative, or arbitral forum, relating to compliance with or liability under any applicable Environmental Law or with respect to any Hazardous Materials; and

(f) neither the Parent nor any Subsidiary has assumed or retained, by contract or operation of law, any Environmental Liabilities, fixed or contingent, known or unknown, under any applicable Environmental Law or with respect to any Hazardous Materials.

4.19. Anti-Corruption Laws and Sanctions.  Each of the Parent and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each of the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each of the Parent, the Borrower, their respective Subsidiaries, and to the knowledge of the Parent and the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower or any Subsidiary or (b) to the knowledge of any of the Borrower, any director, officer, employee or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No portion of the Term Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws. None of the Parent or the Borrower or their respective officers or directors will use, and to the knowledge of the Parent and the Borrower, none of the respective employees and agents of the Parent or the Borrower or the respective directors, officers, employees and agents of their respective Subsidiaries will use, the proceeds of any portion of the Term Loan for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, unless authorized by an applicable agency of the U.S. and Canadian governments or otherwise permissible pursuant to applicable U.S. and Canadian laws or regulations.

SECTION 5.  CONDITIONS PRECEDENT

5.1. Conditions to Closing Date.  The occurrence of the Closing Date and the agreement of each Lender to make its portion of the Term Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the Closing Date, of the following conditions precedent (and the Administrative Agent shall give to the Borrower and the Lenders notice that such conditions have been satisfied and the Closing Date has occurred):

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A and (ii) the Guarantee Agreement, executed and delivered by the Parent and the Subsidiary Guarantors.

(b) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid by the Borrower or with proceeds of the Term Loan made on the Closing Date (if applicable) and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date. Notwithstanding the foregoing, the Borrower shall, if requested, pay the fees of the Administrative Agent’s counsel directly to such counsel.

(c) Closing Certificates. The Administrative Agent shall have received the following certificates: (i) a certificate of each of the Parent, Borrower and the Subsidiary Guarantors dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including, in the case of the Parent and the Borrower, an acknowledgment that the proceeds of the Term Loan shall be used solely to refinance the existing Renewable Energy Investments or to finance new Renewable Energy investments, and (ii) if applicable, a long form good standing certificate for each of the Parent, Borrower and the Subsidiary Guarantors from their respective jurisdictions of organization or formation; and

(d) Legal Opinion. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Debevoise & Plimpton LLP, US counsel to the Parent, the Borrower and their Domestic Subsidiaries, substantially in the form of Exhibit D-1; and

(ii) the legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel, substantially in the form of Exhibit D-2.

(e) Financial Statements.  The Lenders shall have received audited consolidated financial statements of the Parent for 2013 and 2014, the interim unaudited consolidated financial statements of the Parent for any subsequent quarterly period completed at least 45 days prior to the Closing Date.

(f) Projections.  The Lenders shall have received projections of the Parent through 2019.

(g) KYC and AML Legislation Requirements.  The Lenders shall have received reasonably satisfactory information required for compliance by Lenders with applicable “know your customer” Laws, AML Legislation and the Patriot Act.

(h) Equity Investment.  The Administrative Agent shall have received evidence that the Borrower has made a minimum equity investment of $1,000 in CoBank.

(i) Back-up Information on Renewable Energy Investments.  The Administrative Agent shall have received reasonable back-up information regarding the Borrower’s Renewable Energy Investments and shall be reasonably satisfied that the amount thereof exceeds the initial principal amount of the Term Loan.

5.2. Conditions to the Funding of the Term Loan.  The agreement of each Lender to fund the Term Loan on the Term Loan Funding Date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties other than the representation and warranty contained in Section 4.5 made by the Borrower herein shall be true and correct in all material respects, before and after giving effect to such extension of credit, on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

The borrowing of the Term Loan shall constitute a representation and warranty by the Borrower as of the Term Loan Funding Date that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.  AFFIRMATIVE COVENANTS

Until the Term Loan Commitments have expired or been terminated and the principal of and interest on the Term Loan and all fees payable hereunder shall have been paid in full, each of the Borrower and the Parent covenants and agrees with the Lenders that:

6.1. Financial Statements and Other Information.  The Borrower or the Parent will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its unaudited consolidated balance sheet and related statements of earnings, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Responsible Officer of the Parent (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by the Parent or any Subsidiary with the SEC or distributed by the Parent to its shareholders generally (the “Materials”), as the case may be, provided, that such Materials shall be deemed to have been delivered to the Administrative Agent and each Lender under this Section 6.1(d) on the date such Materials have been posted on the SEC website (accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(e) upon reasonable request of the Administrative Agent (which request may be made no more than once during a 12-month period), the Parent and/or their Commonly Controlled Entities shall promptly make a request for those documents or notices described in Sections 101(k) or 101(l) of ERISA from the administrator or sponsor of any Multiemployer Plan, and the Parent shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or in compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, subject to Section 10.17.

Information required to be delivered pursuant to paragraphs (a), (b) and (c) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent, or the Administrative Agent gives notice to the Lenders, as the case may be, that such information has been posted on the Parent’s website on the internet at the website address listed in such notice and accessible by the Lenders without charge or on the IntraLinks website (with customary e-mail notification of any such posting to the IntraLinks website); provided that the Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b) and (c) of this Section 6.1 to the Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

6.2. Notices of Material Events.  The Borrower or the Parent will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence, to the knowledge of a Responsible Officer, of any Default or Event of Default;

(b) the following events, as soon as possible after a Responsible Officer knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or the termination of any Plan or Multiemployer Plan, or the withdrawal from, or Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Parent or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan in each case in clauses (i) and (ii) above, if such event, together with all other such events, if any, would reasonably be expected to result in a Material Adverse Effect;

(c) any change in its use of PricewaterhouseCoopers LLP (or any successor or replacement auditing firm) as the auditors of the Parent and the reasons for such change; and

(d) any other development known to a Responsible Officer that results in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Parent or the Borrower, as the case may be, setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3. Maintenance of Existence.  (a) The Parent will, and will cause each of its Subsidiaries to, (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary for the conduct of its business, except, in each case, as otherwise permitted by Section 7.3 and except, in the case of clause (i) (with respect to any Subsidiary other than the Borrower) and clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.4. Payment of Tax Obligations.  The Parent will, and will cause each of its Subsidiaries to, pay its Tax obligations that, if not paid promptly, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5. Maintenance of Properties; Insurance.  The Parent will, and will cause each of the Material Subsidiaries to (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except as would not reasonably be expected to have a Material Adverse Effect and (b) to the extent commercially reasonable, maintain, with financially sound and reputable insurance companies (or via self-insurance, including insurance written by the Parent for its Subsidiaries), insurance substantially in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.6. Books and Records; Inspection Rights.  The Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which, in all material respects, full and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each of the Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender through the Administrative Agent, at the Administrative Agent or such Lender’s expense, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its financial and related books and records, subject to Section 10.17, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

6.7. Compliance with Laws.  The Parent will, and will cause each of its Subsidiaries to, (a) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including health, safety and employment standards, labour codes and Environmental Laws, except where (i) the necessity to comply therewith is contested in good faith and by appropriate proceedings or (ii) the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by each of the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.8. Further Assurances.  With respect to any new Wholly-Owned Domestic Subsidiary created or acquired after the Closing Date by any Global Group Member, promptly (i) cause such new Subsidiary (A) to become a party to the Guarantee Agreement and (B) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 7.  NEGATIVE COVENANTS

Until the Term Loan Commitments have expired or terminated and the principal of and interest on each Loan and all fees then payable hereunder have been paid in full, each of the Borrower and the Parent covenants and agrees with the Lenders that:

7.1. Financial Covenants.

(a) Consolidated Cash Interest Coverage Ratio.  The Parent will not permit the Consolidated Cash Interest Coverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Parent to be less than 3.00:1.00.

(b) Consolidated Leverage Ratio. The Parent will not permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent to exceed 3.75:1.00.

7.2. Liens.  The Parent will not, and will not permit any Subsidiary to, (i) create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, or (ii) enter into any arrangement with any Person providing for the leasing by the Parent or any of its Subsidiaries of real or immovable or personal or movable property that has been or is to be sold or transferred by the Parent or any of its Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent or any of its Subsidiaries (any such arrangement, a “Sale-Leaseback Transaction”), except:

(a) Permitted Encumbrances;

(b) any Lien existing on the date hereof that is, solely in the case of any such Lien securing any Indebtedness for borrowed money that in each case is in a principal amount of $10,000,000 or more, set forth on Schedule 7.2 hereof, on any property or asset of the Parent or any Subsidiary; provided that (i) such Lien shall not be amended to apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien on any property or asset that is acquired after the date hereof existing prior to the acquisition thereof by the Parent or any Subsidiary or on any property or asset of any Person that becomes a Subsidiary after the date hereof existing prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any other Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens created after the date hereof on property acquired, constructed or improved by the Parent or any Subsidiary, or Sale-Leaseback Transactions in respect of any property acquired, constructed or improved by or for the Parent or any Subsidiary; provided that (i) any such Lien and the Indebtedness secured thereby are incurred, or any such Sale-Leaseback Transaction is entered into, prior to or within 120 days (or, in the case of such Sale-Leaseback Transaction, one year) after the later of such acquisition or the completion of such construction or improvement, (ii) any Indebtedness secured by any such Lien does not exceed 100% of the cost of acquiring, constructing or improving such property and (iii) any such Lien or Sale-Leaseback Transaction shall not apply to any other property or assets of the Parent or any Subsidiary;

(e) Liens on accounts receivable and proceeds thereof under or in connection with a securitization of accounts receivable in an aggregate amount as to all such programs of up to $350,000,000 at any one time outstanding (calculated by reference to the maximum financing amount available for any Special Purpose Subsidiary under each such program);

(f) Liens securing Indebtedness of the Parent to any Subsidiary and of any Subsidiary to the Parent or any other Subsidiary;

(g) any encumbrance or restriction (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(h) other Liens or Sale-Leaseback Transactions not otherwise permitted in this Section 7.2 on, or in respect of, any property of the Parent or any Subsidiary in an aggregate amount not to exceed, as of the date of any incurrence of a Lien or Sale-Leaseback Transaction pursuant to this paragraph (h), 10% of Consolidated Net Tangible Assets (calculated by reference to the amount of the obligations secured by each such Lien or the amount of each such Sale-Leaseback Transaction, as applicable); and

(i) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness or property (other than a substitution of like property).

7.3. Fundamental Changes.

(a) The Parent will not, and will not permit any Material Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the Capital Stock of any of the Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, wind up or dissolve, except that, (i) if immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, any Person may amalgamate, consolidate or merge with or into the Parent or the Borrower so long as, if applicable, such Loan Party is the surviving corporation, or amalgamate, consolidate or merge with or into any other Subsidiary so long as, if applicable, the surviving entity is a Subsidiary, (ii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Parent, the Borrower or to any other Subsidiary, or amalgamate, consolidate or merge with or into, the Parent, the Borrower or any other Subsidiary, (iii) any Subsidiary may liquidate, wind up or dissolve if the Parent determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders and (iv) in addition to the transactions permitted pursuant to clauses (i) through (iii) above, the Parent and any Material Subsidiary of the Parent may merge, amalgamate or consolidate with, or sell or otherwise dispose of any assets to, a Person (other than the Parent or a Subsidiary) if, after giving effect to any such merger, amalgamation, consolidation, sale or disposition, the book value (determined at the time of such merger, amalgamation, consolidation, sale or disposition) of the subject assets, together with the aggregate book value of all other assets subject to any transaction under this clause (iv) since June 30, 2014, does not exceed 20% of the Consolidated Assets of the Parent as of June 30, 2014; provided that, in the case of each of clauses (i) through (iv) above, (x) if any such merger, amalgamation, consolidation, sale or other disposition involves the Parent or the Borrower, the continuing entity resulting from such combination, if such continuing entity is not such Loan Party, shall execute and deliver an assumption agreement with respect to the Obligations of the Borrower together with supporting documentation and legal opinions, all in form and substance reasonably satisfactory to the Administrative Agent, (y) prior to the effectiveness of such merger, amalgamation, consolidation, sale or disposition, each Lender shall have received such other documentation and/or certificates that it may reasonably request (including, without limitation, documentation required in order to comply with any applicable “know your client” or AML Legislation) and (z) any successor Borrower qualifies as a directly eligible borrower of CoBank.

(b) The Parent will not, and will not permit any of the Material Subsidiaries to, engage to any material extent in any business other than (A) the businesses of the type engaged in by the Parent and its Subsidiaries on the date hereof, and (B) any business or activities reasonably related thereto (which shall include, without limitation, any business engaged in using or processing or selling wood fiber or products derived from wood fiber).

7.4. Hedge Agreements.  The Parent will not, and will not permit any of its Subsidiaries to, enter into any Hedge Agreement, other than Hedge Agreements entered into in the ordinary course of business (and not for speculative purposes) with the good faith intention to hedge or mitigate risks to which the Parent or any Subsidiary is exposed in the conduct of its business or the management of its assets or liabilities.

7.5. Restrictive Agreements.  The Parent will not, and will not permit any of its Subsidiaries to, enter into or incur any agreement or other contractual arrangement to which any of them is party that, directly or indirectly, materially restricts the ability of any Subsidiary (other than any Subsidiary that is not a Material Subsidiary):

(a) to pay cash dividends or other cash distributions with respect to any of its Capital Stock; or

(b) to make or repay loans or advances to the Parent or any other Subsidiary; or

(c) to incur Guarantee Obligations that are required by the terms of the Loan Documents in respect of the Term Loan;

provided that the foregoing shall not apply to any of the following:

(i) restrictions imposed by any Requirement of Law or by this Agreement;

(ii) restrictions arising under any agreement or arrangement that exists on the date hereof or that renews, extends, refinances, refunds or replaces any agreement or arrangement existing on the date hereof, including successive renewals, extensions, refinancings, refundings or replacements (it being understood that no amendment or modification that materially expands the scope of the restrictions, taken as a whole, in the agreement governing the Indebtedness being renewed, extended, refinanced, refunded or replaced shall be permitted by this clause);

(iii) restrictions arising under any agreement or arrangement providing for, securing, guaranteeing or otherwise supporting additional Indebtedness not contemplated by clause (ii) above of the Parent or any of its Subsidiaries which in the good faith judgment of the Parent are either substantially consistent with the restrictions under financing agreements and arrangements in effect on the date hereof or at least as favorable as customary market terms taken as a whole on the date of issuance thereof for issuers with a similar credit rating;

(iv) restrictions contained in agreements or arrangements relating to the sale or other Disposition of a Subsidiary (or any of its assets) pending such Disposition, provided such restrictions apply only to the Subsidiary or assets to be sold and such disposition is permitted hereunder;

(v) restrictions on cash or other deposits imposed by customers under agreements entered into in the ordinary course of business;

(vi) customary restrictions in connection with securitizations of accounts receivable in an aggregate amount as to all such programs of up to $350,000,000 at any one time outstanding (calculated by reference to the maximum financing amount available for any Special Purpose Subsidiary under each such program);

(vii) restrictions relating to a Person that after the date hereof becomes, or is merged or consolidated with, a Subsidiary of the Parent (or relating to any property or assets acquired by the Parent or any of its Subsidiaries after the date hereof), if such restrictions were in effect on the date of such transaction and were not incurred in contemplation of such transaction and any renewals and extensions thereof (it being understood that such renewals and extensions do not materially expand the scope of the restrictions);

(viii) restrictions in agreements among the Parent and its Subsidiaries that may be waived by the Parent or any of its Subsidiaries without the consent of any other Person;

(ix) restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent or any of its Subsidiaries or any of their businesses; and

(x) restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of, or the activities of, such joint venture, partnership or other joint ownership entity, or any of such Person’s subsidiaries, if such restrictions are not applicable to the property or assets of any other Person.

Nothing contained in this Section 7.5 shall prevent the Parent or any of its Subsidiaries from creating, incurring, assuming or suffering to exist any Permitted Encumbrances or any other Liens otherwise permitted by Section 7.2, or restricting dispositions of property or assets subject to any such Lien or transfers of property or assets other than cash.

7.6. Negative Pledge Clauses.  The Parent shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Parent or any Material Subsidiary that is a Domestic Subsidiary to create, incur or assume any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than:

(a) this Agreement, the other Loan Documents and any agreement in effect or entered into on the Closing Date;

(b) any agreement relating to Indebtedness of the Parent or any Subsidiary which in the good faith judgment of the Parent is either substantially consistent with the arrangements under financing agreements and arrangements in effect on the date hereof or at least as favorable as customary market terms taken as a whole on the date of issuance thereof for issuers with a similar credit rating,

(c) any agreements governing any Liens, (including without limitation purchase money Liens, Capital Lease Obligations and Sale-Leaseback Transactions) permitted by Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets encumbered thereby);

(d) software and other intellectual property licenses pursuant to which the Parent or any Material Subsidiary is the licensee of the relevant software or intellectual property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets or rights subject of the applicable license and/or the license itself);

(e) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation or the assignment of rights thereunder;

(f) restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent or any of its Subsidiaries or any of their businesses;

(g) customary restrictions and conditions contained in any agreement relating to an asset sale not prohibited by Section 7.3;

(h) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(i) any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;

(j) (i) any agreement that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) any restriction by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent or any Subsidiary not otherwise prohibited by this Agreement, (iii) mortgages, pledges or other security agreements to the extent restricting the transfer of the property or assets subject thereto, (iv) any reciprocal easement agreements containing customary provisions restricting dispositions of real property interests, (v) agreements with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits or net worth, (vi) customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business) or (vii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Parent or any Subsidiary in any manner material to the Parent or such Subsidiary; and

(k) any agreement evidencing any replacement, renewal, extension or refinancing of any of the foregoing (or of any agreement described in this clause (k)); provided that such agreement contains restrictions and conditions not materially more restrictive (taken as a whole) than the restrictions and conditions contained in the agreement so replaced, renewed, extended or refinanced.

7.7. Changes in Fiscal Periods.  The Parent will not permit its fiscal year to be other than (a) a 52/53 week year ending on or about December 31 or (b) a calendar year or change its method of determining fiscal quarters; provided that such changes may be made if the Parent provides prior notice to the Administrative Agent of any such change and provides all necessary reconciliations required to enable the Administrative Agent to determine compliance with Section 7.1.

7.8. Environmental Activity.  The Parent will not, and will not permit any of its Subsidiaries to (i) carry on any Environmental Activity, or (ii) cause or permit any Hazardous Materials to be stored in or to be present in any form in or under the properties of the Parent or of any Subsidiary, in either case under circumstances which would reasonably be expected to have a Material Adverse Effect.

7.9. Transactions with Affiliates.  The Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction or group of related transactions having an expected valuation that is material to the Parent and its Subsidiaries, taken as a whole (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with any Affiliate (other than any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement and (b) either (x) in the ordinary course of business of the relevant Global Group Member or (y) upon fair and reasonable terms and no less favorable to the relevant Global Group Member than it would obtain in a comparable arms’ length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Parent and its Subsidiaries may (i) indemnify directors of the Parent and the Subsidiaries in accordance with customary practice, (ii) issue securities, or make other payments, awards or grants in cash, securities or otherwise pursuant to employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Parent, (iii) make loans or advances to employees of the Parent or any of the Subsidiaries, (iv) pay fees and indemnities to directors, officers and employees of the Parent and the Subsidiaries in the ordinary course of business, (v) enter into transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.9 or any amendment thereto to the extent such amendment is not materially adverse to the Lenders, (vi) enter into employment agreements or other arrangements in the ordinary course of business, (vii) declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Global Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Global Group Member, (viii) enter into transactions with Subsidiaries for the purchase or sale of goods, products, parts and services and entered into in the ordinary course of business in a manner consistent with past practice, (ix) enter into transactions with joint ventures for the purchase or sale of equipment or services entered into in the ordinary course of business and in a manner consistent with past practice, and (x) make payments pursuant to tax sharing agreements among the Parent and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Parent and the Subsidiaries.

7.10. Use of Proceeds; Sanctions; Anti-Corruption Laws.  Neither the Parent nor the Borrower will, nor will it permit any of the other Loan Parties or their respective officers or directors (or to the knowledge of any of any of the Loan Parties, any of the respective employees and agents of a Loan Party or the respective directors, officers, employees and agents of their respective Subsidiaries), to, directly or, to the knowledge of any of the Loan Parties, indirectly, apply the proceeds of any Loan (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, unless authorized by an applicable agency of the U.S. and Canadian governments or otherwise permissible pursuant to applicable U.S. and Canadian laws or regulations, or (b) for any purpose that will violate Anti-Corruption Laws.

SECTION 8. EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Parent or any Subsidiary in this Agreement or any amendment or modification hereof, or in any certificate or financial statement furnished by the Parent or the Borrower pursuant to this Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made and, if such incorrectness is capable of being remedied or cured, such incorrectness shall not be remedied or cured by the Parent or the Borrower or (as the case may be) such Subsidiary within ten (10) Business Days after the earlier to occur of (i) the date on which the Parent or the Borrower or (as the case may be) such Subsidiary shall obtain actual knowledge thereof, or (ii) the date on which the Parent or the Borrower shall receive written notice thereof from the Administrative Agent;

(d) the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.2(a) or Section 6.3 (with respect to the Borrower’s existence only) or in Section 7 (other than Section 7.10);

(e) the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Parent or the Borrower;

(f) the Parent, the Borrower or any Material Subsidiary shall fail to make any payment at maturity or, in the event a grace period is provided, within any such applicable period of grace, of principal or interest, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf (without further notice or the expiration of any cure period) to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (g) shall not apply to secured Indebtedness that becomes due and is repaid in full as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) the Parent or any Material Subsidiary shall (i) institute proceedings for relief in any bankruptcy, insolvency, debt restructuring, reorganization, readjustment of debt, dissolution, liquidation, winding-up or other similar proceedings (including proceedings under Insolvency Laws, the incorporating statute of the relevant corporation or other similar legislation), including proceedings for the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to the relevant corporation or all or any material part of its property or assets; (ii) make a general assignment for the benefit of creditors; (iii) be unable or shall admit in writing its inability to pay its debts as they become due or otherwise shall acknowledge its insolvency or commits any other act of bankruptcy or is declared to be or has become insolvent or bankrupt under any applicable Insolvency Laws; (iv) voluntarily suspend the conduct of its business or operations (unless, with respect to any Material Subsidiary (other than the Borrower), the Board of Directors of the Parent shall have determined that continued conduct of such business and operations is not necessary for the proper conduct of the business of the Parent and its Subsidiaries taken as a whole); or (v) acquiesces to, or takes any action in furtherance of, any of the foregoing;

(i) any third party in respect of the Parent or any Material Subsidiary shall (i) make any application under the Companies’ Creditors Arrangement Act (Canada) or similar legislation; (ii) file a proposal or notice of intention to file a proposal under the Bankruptcy and Insolvency Act (Canada) or similar legislation; (iii) institute a winding-up proceeding under the Winding-up and Restructuring Act (Canada), any relevant incorporating statute or any similar legislation; (iv) present a petition in bankruptcy under the Bankruptcy and Insolvency Act (Canada) or any similar legislation; or (v) file, institute or commence any other petition, proceeding or case under any other Insolvency Laws, reorganization, incorporation, readjustment of debt, dissolution, liquidation, winding-up or similar law now or hereafter in effect, seeking bankruptcy, liquidation, reorganization, dissolution, winding-up, composition or readjustment of debt of any of them, the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official for any of them, or any material part of their respective assets or any similar relief; and, in any such case, if the application, filing, proceeding, petition or case is not contested by bona fide action on the part of the applicable corporation and is not dismissed, stayed or withdrawn within 90 days of commencement thereof;

(j) any secured creditor, encumbrancer or lienor, or any trustee, interim receiver, receiver, receiver and manager, administrative receiver, agent, bailiff or other similar official appointed by any secured creditor, encumbrancer or lienor, takes possession of, forecloses, seizes, retains, sells or otherwise disposes of, or otherwise proceeds to enforce security over, all or a substantial part of the assets of the Parent and its Subsidiaries, taken as a whole, unless (i) such action is being actively and diligently contested in good faith by the Parent or such Subsidiary and (ii) such action is stayed, released, dismissed or reversed within 90 days of the commencement thereof;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $80,000,000 shall be rendered against the Parent or any Material Subsidiary in respect of whose financial obligations relating to such judgments the Parent or any Material Subsidiary has, by contract or otherwise, any liability, individually or in the aggregate, in excess of $80,000,000, direct or indirect, absolute or contingent, or any combination thereof and the same shall remain undischarged, unsatisfied and not covered by insurance for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by the judgment creditor to attach or levy upon any material assets of the Parent or any Material Subsidiary to enforce any such judgment or judgments in an aggregate amount in excess of $80,000,000;

(l) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” or failure to satisfy the “minimum funding standards” (each as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Parent or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than pursuant to a standard termination pursuant to Section 4041(h) of ERISA), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from a Plan or Multiemployer Plan, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(m) the Guarantee Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Guarantee Agreement), to be in full force and effect in any material respect, or any Loan Party shall so assert in writing; provided that there shall be no Event of Default under this clause (m) to the extent such Event of Default arises from (A) the resignation of the Administrative Agent or (B) the negligence or willful misconduct of the Administrative Agent following a reasonable request from the Parent to execute any document or take any other action relating to the Guarantee Agreement;

then, upon the occurrence of any such event (other than an event with respect to the Parent or the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, and thereupon the Term Loan Commitments shall terminate immediately, and (ii) declare the Term Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Parent or the Borrower described in clause (h) or (i) of this Section, the Term Loan Commitments shall automatically terminate and the principal of the Term Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 9. THE AGENTS

9.1. Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as, to the extent appropriate, the agent of such Lender under this Agreement and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

9.2. Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.3. Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable to any of the Lenders for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except to the extent that any of the foregoing result from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Parent or the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of the Parent or the Borrower to perform its obligations hereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Parent or the Borrower.

9.4. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in the relevant Register. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loan.

9.5. Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided  that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6. Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs the Parent or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Parent, the Borrower and their affiliates and made its own decision to make its Term Loan Commitment and Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Parent, the Borrower and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Parent or the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7. Indemnification.   The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Loan Percentages in effect on the date on which indemnification is sought under this Section 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loan) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Term Loan Commitments, the Term Loan, this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that result from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Term Loan and all other amounts payable hereunder.

9.8. Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Parent or any of its Subsidiaries as though such Agent were not an Agent. With respect to its Term Loan Commitment and Loans made by it, each Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9. Successor Administrative Agent.  The Administrative Agent may resign as the Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If (i) the Administrative Agent shall resign as the Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(h) or 8(i) with respect to the Parent or the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approvals shall not be unreasonably withheld or delayed) or (ii) if no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor agent, which successor agent shall (unless an Event of Default under Section 8(h) or 8(i) with respect to the Parent or the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed); then, in either case, the successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loan. After any retiring Administrative Agent’s resignation as Administrative Agent becomes effective the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

9.10. Syndication Agent.  The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1. Amendments and Waivers.

(a) This Agreement and the terms hereof may not be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders, the Parent and the Borrower may, or, with the written consent of the Required Lenders, the Borrower and the Administrative Agent may, from time to time, (a) enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders hereunder or (b) waive, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the date of any scheduled payment thereof, or increase the amount or extend the expiration date of any Lender’s Term Loan Commitment or Term Loan, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender or Voting Participant under this Section 10.1 without the written consent of such Lender or Voting Participant; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Parent or the Borrower of any of its rights and obligations under this Agreement or the other Loan Documents (except as contemplated by Section 7.3), release (x) the Parent from its guarantee obligations under the Guarantee Agreement or (y) all or substantially all of Subsidiary Guarantors from their obligations under the Guarantee Agreement without the written consent of each Lender; or (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Parent, the Borrower, the Lenders, the Administrative Agent and all future holders of the Term Loan. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) In connection with any proposed amendment, supplement, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loan Commitments then in effect or if the funding of the Term Loan has occurred, the principal amount of the Term Loan then outstanding to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.1(b) being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, any assignee that is reasonably acceptable to the Administrative Agent (and that is not a Non-Consenting Lender) shall have the right, with the prior consent of the Administrative Agent, to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender (including with respect to any processing and recordation fees that may be applicable pursuant to Section 10.6(e), which shall be paid by the assignee or the Parent), all of the Term Loan Commitment or outstanding Term Loan of the Non-Consenting Lender for an amount equal to the principal balance of the Term Loan held by such Non-Consenting Lender and all accrued interest, fees and other amounts with respect thereto through the date of sale (including amounts under Sections 2.16, 2.17, 2.18 and 2.19), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 10.6(c) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower and the Parent (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder (including the refinancing thereof) and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loan and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any non-material ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

10.2. Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy and, subject to the last proviso at the end of this Section 10.2, by electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when confirmation of receipt has been received, if received prior to 3:00 P.M., on the same Business Day and otherwise, on the next following Business Day, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent:	Domtar Corporation
234 Kingsley Park Dr.
Fort Mill, SC 29715
Tel: (803) 802-7500
Attention: Corporate Secretary

Borrower:	Domtar Paper Company, LLC
234 Kingsley Park Dr.
Fort Mill, SC 29715
Phone: (803) 802-7500
Attention: Corporate Secretary

Administrative Agent:	CoBank, ACB
5500 South Quebec St.
Greenwood Village, Colorado 80111
Attention: Kim Cahalan
Telephone: 303-793-2199
E-mail address: Agencybank@cobank.com

With a copy to:

CoBank, ACB
5500 South Quebec Street
Greenwood Village, CO 80111
Attention: Kyle Weaver
Telecopier: (720) 528-6282
Telephone: (303) 740-4069
E-mail address: kweaver@cobank.com

If to any Lender:	To the address set forth on the Register

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received; provided, further that notices, requests or demands to or upon the Lenders may be effected by electronic transmission, including, in the case of the Administrative Agent, by posting to the IntraLinks website (including customary e-mail notification of such posting) or otherwise.

10.3. No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4. Survival of Representations and Warranties.   All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loan and other extensions of credit hereunder.

10.5. Payment of Expenses.   The Borrower agrees (a) to pay or reimburse the Administrative Agent and each of its Affiliates for all their respective reasonable documented out-of-pocket costs and expenses incurred in connection with the syndication of the Term Loan Commitments, the development, preparation, execution, delivery and administration of this Agreement and any other Loan Documents prepared in connection herewith (and any amendment, supplement or modification thereto and any other Loan Documents prepared in connection therewith), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and each of its Affiliates, which counsel shall act on behalf of all Lenders (and if necessary or, in the reasonable judgment of the Administrative Agent, advisable, one local counsel in each relevant jurisdiction and which local counsel shall receive payment directly from the Borrower), with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Administrative Agent and each of its Affiliates for all of their respective reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other Loan Documents, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and each of its Affiliates, which counsel shall act on behalf of all Lenders (and if necessary or, in the reasonable judgment of the Administrative Agent, advisable, one local counsel in each relevant jurisdiction) (unless there is an actual conflict of interest in which case each such party with such conflict shall be entitled to retain separate outside counsel and local counsel in each appropriate jurisdiction), and (c) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and advisors (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance by the Parent and the Borrower and administration of this Agreement and any such other Loan Documents, including any of the foregoing relating to the use of proceeds of the Term Loan and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Parent or any of its Subsidiaries (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction (or a settlement tantamount thereto) to have resulted from the gross negligence or willful misconduct of, or material breach of this Agreement of or by, the Administrative Agent or such Lender, as the case may be (or any of their respective officers, directors, employees, affiliates, agents and advisors), (ii) are incurred by a Lender and result from a sale by such Lender of its Loan for a price less than par or the price paid by such Lender to purchase such Loan or (iii) result from claims made or legal proceedings commenced against the Administrative Agent or any of its Affiliates or any Lender or any of its Affiliates, as applicable, by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. No Indemnitee shall be liable for (x) any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons, provided that such unauthorized persons’ use did not arise from the gross negligence or willful misconduct of such Indemnitee and (y) any special, indirect, consequential or punitive damages in connection with this Agreement or any other Loan Document. Notwithstanding the foregoing, the Borrower shall not have any obligation under this Section 10.5 to any Person with respect to any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Nick Willis, Assistant Treasurer (Telephone No.: 514 848 5555 x 85011; E-mail: nick.willis@domtar.com), at the address of the Parent set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Term Loan and all other amounts payable hereunder.

10.6. Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Parent, the Lenders, the Administrative Agent, all future holders of the Term Loan and their respective successors and assigns, except that neither the Parent nor the Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and Lenders may sell participations in or assign all or any part of their rights and obligations in respect of the Term Loan only as provided in paragraphs (b) and (c) below, respectively, or pursuant to Section 2.23.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more Eligible Assignees (each, a “Participant”) participating interests in any Loan owing to such Lender, any Term Loan Commitment or Term Loan of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Term Loan or any fees payable hereunder, or postpone the date of the final maturity of the Term Loan, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Term

Loan are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, neither such Participant, on the one hand, nor the Borrower nor the Administrative Agent, on the other hand, shall have any rights against or obligations to one another, nor shall any of them be required to deal directly with one another in respect of, the participation of such Participant. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (and subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) with respect to its participation in the Term Loan Commitments and the Term Loan outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section as if it were a Lender and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. For the avoidance of doubt, no Loan Party shall be required to pay any greater amount pursuant to Section 2.18 as a result of the transfer of a participation to a Participant than such Loan Party would have been required to pay absent such transfer. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $5,000,000, (ii) has been designated as a “Voting Participant” in a notice (a “Voting Participant Notice”) sent by the relevant Lender to the Administrative Agent and (iii) receives, prior to becoming a “Voting Participant,” the consent of the Administrative Agent and the Borrower (each such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with clause (b)) (a “Voting Participant”), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by the Lenders and the voting rights of the selling Lender shall be correspondingly reduced, on a dollar-for-dollar basis.  Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 10.6 hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Parent and the Administrative Agent.  The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination, reduction or increase of the amount of, such participation.  The Loan Parties and the Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto.  The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not itself a Voting Participant.

(c) Any Lender (an “Assignor”) shall be permitted to assign, in accordance with applicable law, all or a portion of its Term Loan Commitment or its portion of the Term Loan hereunder to an Eligible Assignee (an “Assignee”) with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the Assignee is a Lender or a Lender Affiliate or (ii) an Event of Default under Section 8(a) or 8(b), or 8(h) or 8(i) (with respect to the Borrower or the Parent), has occurred and is continuing; provided that such consent shall be deemed given if the Borrower has not responded within 15 days of a written request from the Administrative Agent for such consent and (b) the Administrative Agent, in each case pursuant to an Assignment and Assumption, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the relevant Register (it being understood and agreed that such Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws); provided that, notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, no Lender shall be entitled, without the consent of the Borrower, to make an assignment under this Section 10.6(c) if such assignment would increase the cost under this Agreement to the Borrower, including without limitation under Section 2.17 or 2.18, as of the date of such assignment or if, as of the date of such assignment, such assignment would increase the cost under this Agreement to the Borrower in the foreseeable future. Upon such execution, delivery, acceptance and recording in the Register pursuant to Section 10.6(d), from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Term Loan Commitment or Term Loan as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register (each, a “Register”) for the recordation of the names and addresses of the Lenders and the Term Loan Commitments of, and the principal amount (and stated interest) of the portion of the Term Loan owing to, each Lender from time to time. The entries in each Register shall constitute prima facie evidence of the same, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in each Register as the owner of the portion of the Term Loan and any Notes evidencing such portion of the Term Loan recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the relevant Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the relevant Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption, and thereupon one or more new Notes may be issued to the designated Assignee, if requested by such Assignee.

(e) Except in the case of an assignment to a Lender, a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments or Term Loan, the amount of the Term Loan Commitment or Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or 8(b), or Section 8(h) or 8(i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Lender Affiliates, if any.

(f) Upon its receipt of an Assignment and Assumption in conformity with Section 10.6(c), executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) record the information contained therein in the relevant Register on the effective date determined pursuant thereto.

(g) For avoidance of doubt the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit the granting of security, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law; provided that the foreclosure on any such pledged Loan shall be subject to the provisions regarding restrictions on assignments contained in this Section 10.6.

(h) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

10.7. Set off.  In addition to any rights and remedies of the Lenders provided by law, each Lender shall, after the occurrence of an Event of Default which is continuing, have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, agency or Lender Affiliate thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8. Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10. Integration.  This Agreement, together with the other Loan Documents, the Fee Letter and the CoBank Equities, represent the entire agreement of the Parent, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

10.11. GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12. Submission to Jurisdiction; Appointment of Process Agent; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, in the case of each other party, to its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.13. [Reserved].

10.14. Risks of Superior Force.  The Borrower expressly assumes all risks of superior force, such that it shall be bound to timely execute each and every of its obligations under this Agreement notwithstanding the existence or occurrence of any event or circumstance constituting a superior force within the meaning of article 1693 of the Civil Code of Québec.

10.15. Language.  The parties hereto agree that this Agreement, the other Loan Documents and all agreements and documents entered into in connection herewith or pursuant hereto shall be drawn up in English only. Les parties confirment qu’elles ont convenu que ce document ainsi que tous les autres documents ou contrats s’y rattachant soient redigés en anglais seulement.

10.16. Acknowledgements.  The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b) the Administrative Agent and the Lenders do not have any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.17. Confidentiality.  The Administrative Agent and the Lenders shall hold all nonpublic information obtained pursuant to or in connection with this Agreement or obtained by them based on a review of the books and records of the Parent or any of its Subsidiaries in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, regulators (including the Office of the Superintendent of Financial Institutions and any self regulatory authorities), Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any potential bona fide Participant or Assignee, or in connection with the exercise of remedies under a Loan Document, or as requested by any Governmental Authority or pursuant to legal process or to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, however, that (1) unless specifically prohibited by Requirement of Law or court order, the Administrative Agent and each Lender shall promptly notify the Parent of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the Administrative Agent or Lender by such Governmental Authority) for disclosure of any such non-public information, where practicable, prior to disclosure of such information; (2) prior to any such disclosure pursuant to this Section 10.17, the Administrative Agent or Lender, as the case may be, shall require any bona fide Participant and Assignee receiving a disclosure of non-public information to agree in writing (a) to be bound in a manner similar to the Administrative Agent and the Lenders under this Section 10.17; and (b) to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound; (3) disclosure may, with the consent of the Administrative Agent and the Borrower, be made by any Lender to any direct or indirect contractual counter parties of such Lender in Hedge Agreements or such contractual counter parties’ professional advisors; provided that such contractual counter party or professional advisor agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; and (4) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Parent or any Subsidiary.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Parent and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Parent, the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Parent and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Parent, the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.18. WAIVERS OF JURY TRIAL.  THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.19. USA Patriot Act Notice; Canadian AML Legislation.  Each Lender hereby notifies the Parent, the Borrower and each Subsidiary Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Parent, the Borrower and each Subsidiary Guarantor, which information includes the name of the Parent, the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Parent, the Borrower and each Subsidiary Guarantor in accordance with the Patriot Act, and the Parent, the Borrower and each Subsidiary Guarantor agrees to provide such information from time to time to any Lender.  Each of the Parent and the Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Parent, the Borrower, the Subsidiary Guarantors, and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Parent, the Borrower and the Subsidiary Guarantors, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

10.20. CoBank Equity and Eligibility Matters.

(a) So long as CoBank is a Lender hereunder, the Borrower will (a) maintain its status as an entity eligible to borrow from CoBank and (b) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the portion of the Term Loan made by CoBank may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into.  The Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.  CoBank acknowledges and agrees that the amount of CoBank Equities acquired by the Borrower on or prior to the Closing Date satisfies the requirements of this Section 10.20(a) in respect of CoBank’s Term Loan Commitment as of the Closing Date.

(b) Each party hereto acknowledges that the Bylaws and Capital Plan, as applicable, of CoBank shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (ii) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its Term Loan Commitment or its portion of the outstanding Term Loan hereunder on a non-patronage basis.

(c) Each party hereto acknowledges that CoBank as a Lender hereunder has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory Lien shall be the sole and exclusive benefit of CoBank; provided that, it is understood and agreed by CoBank and the other parties hereto (and by all Participants) that such statutory Lien shall not secure an aggregate amount of Obligations in excess of $15,000,000.  Notwithstanding anything herein or in any other Loan Document to the contrary, the CoBank Equities shall not constitute security for the Obligations due to any other Lender.  To the extent that any of the Loan Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for the sole and exclusive benefit of CoBank and shall not be subject to pro rata sharing hereunder.  Neither the CoBank Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, CoBank may elect to apply the cash portion of any patronage distribution or retirement of equity to amounts due to it under this Agreement.  The Borrower and the Parent acknowledge that any corresponding tax liability associated with such application is the sole responsibility of the Borrower.  CoBank shall not have an obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by the Borrower or any other Loan Party, or at any other time, either for application to the Obligations or otherwise.

(d) For so long as any portion of the Term Loan remains outstanding, the Borrower agrees to maintain ownership of Renewable Energy Investments (or similar assets reasonably acceptable to CoBank) such that the aggregate value thereof (as reasonably determined by the Borrower) at all times exceeds the unpaid principal amount of the Term Loan.

10.21. Most Favored Lender Provisions.   If at any time the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement), or the documentation for any replacement credit facilities, includes (a) covenants (including related definitions) in favor of a Lender (as defined in the Existing Credit Agreement), or lender under any replacement credit facilities, that are not provided for in this Agreement or the other Loan Documents, and/or that are more restrictive than the same or similar provisions provided for in this Agreement and the other Loan Documents, or (b) requirements for the credit facility(ies) evidenced thereby to be secured by collateral that does not secure the Term Loan (on an equal and ratable basis) or guaranteed by Subsidiaries of the Parent that are not already Subsidiary Guarantors (any or all of the foregoing, collectively, the “Most Favored Lender Provisions”); provided that the foregoing will not require any Lien to be granted or Subsidiary Guarantee to be given to the extent doing so would result in material adverse tax consequences as reasonably determined by the Parent in consultation with the Administrative Agent, or if doing so, in the reasonable determination of the Administrative Agent and the Parent, would be excessively expensive or burdensome in view of the benefits to be obtained by the Lenders therefrom, or if granting such Lien or giving such Subsidiary Guarantee would be prohibited by any Requirement of Law), then (i) such Most Favored Lender Provisions shall immediately and automatically be deemed incorporated into this Agreement and the other Loan Documents as if set forth fully herein and therein, mutatis mutandis, and no such incorporated provision may thereafter be waived, amended or modified except pursuant to the provisions of Section 10.1, and (ii) the Parent or the Borrower shall promptly, and in any event within five (5) Business Days after the Parent, the Borrower or any other Loan Party entering into any such Most Favored Lender Provisions, so advise the Administrative Agent in writing.  Thereafter, upon the request of the Required Lenders, the Parent, the Borrower and the Guarantors shall enter into an amendment to this Agreement and, if applicable, the other Loan Documents evidencing the incorporation of such Most Favored Lender Provisions, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation described in clause (i) of the immediately preceding sentence.  Notwithstanding the foregoing, the Administrative Agent and the Lenders agree that any Lien created for the benefit of the Term Loan, and any Subsidiary Guarantee arising, in either case solely pursuant to the Most Favored Lender Provisions shall provide by its terms that such Lien or Subsidiary Guarantee shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien or Subsidiary Guarantee that gave rise to the Most Favored Lender Provision creating such Lien or Subsidiary Guarantee.

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[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

DOMTAR PAPER COMPANY, LLC, as Borrower

By:
Name:
Title:

PARENT:

DOMTAR CORPORATION, as Parent

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

COBANK, ACB, as Administrative Agent and as a Lender

By:
Name:
Title: